EXHIBIT 16

January 20, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Portland General Electric Company, pursuant to Item 4 of Form 8-K, as part of the Form 8-K report of Portland General Electric Company dated January 9, 2004. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP